Exhibit 99.1

Company Contact:	Media Contact:
John F. Hamilton	Trista Morrison
VP & CFO	Atkins + Associates
Depomed, Inc.	for Depomed, Inc.
(650) 462-5900	(858) 527-3490
jhamilton@depomedinc.com	tmorrison@irpr.com

FOR IMMEDIATE RELEASE

DEPOMED PRICES PUBLIC OFFERING AT $5.50 PER SHARE

MENLO PARK, Calif. – October 23, 2003 – Depomed, Inc. (AMEX: DMI) today announced that it has priced a public offering of 6,500,000 shares of its common stock at $5.50 per share. Depomed has also granted the underwriters an option to purchase an additional 975,000 shares of its common stock to cover over-allotments. All shares are being offered by the Company pursuant to a registration statement that was declared effective by the Securities and Exchange Commission on October 22, 2003.

Thomas Weisel Partners LLC, CIBC World Markets and Punk, Ziegel & Company are the managing underwriters for the offering and orders will be executed by Thomas Weisel Partners LLC. A copy of the final prospectus and related base prospectus related to the offering can be obtained from Thomas Weisel Partners LLC Investment Banking at 390 Park Avenue, New York, NY 10022. Closing of the offering is expected on October 28, 2003 and is subject to customary closing conditions.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has been declared effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Depomed, Inc. is an emerging specialty pharmaceutical company engaged in the development of pharmaceutical products based on its proprietary oral drug delivery technologies.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to, those detailed in Depomed’s Registration Statement on Form S-3 filed on September 22, 2003, as amended, and other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Depomed undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

###